Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Appoints Britt Vitalone to Board of Directors

HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE: LNG) today announced that its Board of Directors (“Board”) has appointed Britt Vitalone to serve as a member of the Board, effective July 14, 2026. Mr. Vitalone is considered an independent director and has been appointed to the Audit and Compensation Committees.

Mr. Vitalone brings over 30 years of executive leadership experience to the Board. In 2026, he retired from McKesson Corporation, a leading diversified healthcare services company, where he was Executive Vice President and Chief Financial Officer. As Chief Financial Officer, Mr. Vitalone was responsible for ensuring the company’s strategy created and was aligned to shareholder value. Mr. Vitalone had responsibility for the accounting, financial planning and analysis, treasury, real estate, investor relations, internal audit, merger & acquisition and tax functions at McKesson. In addition to leading McKesson’s Enterprise Finance organization, he also had responsibility for the company’s global procurement and sourcing, corporate security, and McKesson Technology organizations. Mr. Vitalone served in a variety of strategic and financial executive leadership roles across multiple segments at McKesson since joining the company in 2006. Prior to McKesson, Mr. Vitalone held financial leadership roles at companies across various industries. Mr. Vitalone is a board member and member of the audit committee of Align Technology, Inc., a leading global medical device company. Mr. Vitalone holds a B.S. degree in Accounting from St. John Fisher University. He earned his Certified Public Accountant (CPA) approval from the State of New York and is a member of the American Institute of Certified Public Accountants.

“We are pleased to welcome Britt to our Board of Directors today,” said Jack Fusco, Cheniere’s Chairman, President and Chief Executive Officer. “Britt’s decades of executive leadership experience and financial expertise will complement and enhance the perspectives of our Board for the benefit of our stakeholders. We look forward to Britt’s insight and contributions to help support and guide Cheniere’s success into the future.”

About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (“LNG”) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with a total combined production capacity of approximately 55 million tonnes per annum (“mtpa”) of LNG in operation and an additional over 6 mtpa of expected production capacity under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, Dubai and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Securities and Exchange Commission.

Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Randy Bhatia	713-375-5479
Bernardo Fallas	713-375-5593